                           SURFNET MEDIA GROUP, INC.
           6595G ROSWELL ROAD, SUITE 222, ATLANTA, GEORGIA 30328-3152
                     VOICE: 770.730.9440 FAX: 770.730.9442

March 17, 2004

Stephen G. Happas
346 Washington Street
Suite 335
Braintree, MA 02184

Dear Mr. Happas:

This will confirm the basis upon which SurfNet Media Group, Inc. has engaged you, on a nonexclusive basis, to provide advisory services to SurfNet regarding improving SurfNet's existing product offerings, (ii) developing new products,
(iii) improving advertising, sales and marketing efforts, and (iv) identifying, consummating and implementing relationships with potential customers and partners. Subject to the conditions described below, you will be available to provide such services to SurfNet on a full-time basis through February 2007 (the
"Term").

Section 1. Services to be Rendered.

You will perform the following services (the "Services"):

        (a) Gain familiarity with the business, technology, products, operations, financial condition and prospects of SurfNet; and

        (b) Assist SurfNet in (i) positioning SurfNet's current product offerings,
            (ii) developing new products, (iii) improving advertising, sales and marketing efforts,(iv) identifying potential consultants and employees, and (v) identifying, consummating and implementing relationships with potential customers and partners.

SurfNet will furnish you with such information as you reasonably request in connection with the performance of the Services (all such information so furnished is referred to herein as the "Information"). In performing the
Services, you may use the Information as well as publicly available information regarding SurfNet and assume and rely upon the accuracy and completeness of all such information. With respect to any financial forecasts and projections made available to you by SurfNet and used by you in performing the Services, you will be entitled to assume that such forecasts and projections have been reasonably

Stephen G. Happas
March 17, 2004

______________

prepared on bases reflecting the best currently available estimates and judgments of the management of SurfNet as to the matters covered thereby.

Section 2. Fees.

SurfNet will compensate you for performance of the Services as follows:

        (a) A fee of ten thousand dollars ($10,000) payable in two equal installments on April 15, 2004 and May 15, 2004, for services rendered during January and February 2004; and

        (b) A fee of one hundred twenty thousand dollars ($120,000) (the
            "Aggregate Consideration") per annum, payable through the issuance of shares of common stock of SurfNet (the "Shares") reserved for issuance under SurfNet's Stock Plan and registered on Form S-8. For purposes of calculating Aggregate Consideration through February 2005, the value of the Shares will be determined as of the date hereof, on the basis of the closing bid price on the OTCBB as of the date hereof. For purposes of calculating Aggregate Consideration through February 2006, the value of the Shares will be determined on March 1, 2005, on the basis of the average closing bid price on the OTCBB for the ten (10)
            trading days prior to the date thereof. For purposes of calculating
            Aggregate Consideration through February 2007, the value of the Shares will be determined on March 1, 2006, on the basis of the average bid price on the OTCBB for the ten (10) trading days prior to the date thereof. The Shares are subject to "substantial risk of forfeiture" as defined under Section 83(c) of the Internal Revenue Code of 1986, as amended, under the conditions described in a Stock Escrow Agreement between us of even date herewith, the terms of which are hereby incorporated by reference as if fully set forth herein.

Section 3. Warrant.

As additional consideration under this Agreement, SurfNet will grant to you a warrant for the purchase of three hundred thousand (300,000) shares of common stock of SurfNet pursuant to the terms and conditions of a Warrant Agreement of even date herewith.

Section 4. Expenses.

In addition to any fees that may be payable to you hereunder and regardless of whether any Transaction is proposed or consummated, SurfNet hereby agrees, from time to time upon request, to reimburse you for reasonable travel and other out-of-pocket expenses incurred in connection with this Agreement. Any fees and/or disbursements individually or in the aggregate in excess of one hundred dollars ($100.00) per month must be approved in advance by the written consent of a duly authorized SurfNet officer.

Section 5. Scope of Responsibility.

Stephen G. Happas
March 17, 2004

______________

Neither you nor any of your affiliates (nor any of their respective control persons, directors, officers, employees or agents) will be liable to SurfNet or to any other person claiming through SurfNet for any claim, loss, damage, liability, cost or expense suffered by SurfNet or any such other person arising out of or related to your engagement hereunder except for a claim, loss or expense that arises primarily out of or is based primarily upon any action or failure to act by you, other than an action or failure to act undertaken at the request or with the consent of SurfNet, that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of you.

Section 6. Termination of Engagement.

Your engagement hereunder may be terminated by either SurfNet or you at any time, with or without cause, upon written notice to that effect to you party.

Section 7. Confidentiality.

SurfNet will be revealing to you certain proprietary information which might include, without limitation, information pertaining to proprietary software applications, acquisition targets, business operations and integration strategies, capital structure, financing sources, and sales and marketing strategies, from which SurfNet might derive economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. This proprietary information is hereinafter referred to collectively as the "Protected
Information." As a condition to SurfNet sharing with you, whether in writing or orally, any Protected Information, you hereby acknowledge and agree with SurfNet as follows:

        (a) The Protected Information, whether now or hereafter furnished to you in whole or in part, is confidential.

        (b) SurfNet's business and prospects could be damaged if its Protected
            Information is disclosed to third parties without SurfNet's consent.

        (c) You will keep confidential and refrain from disclosing or divulging to any person SurfNet's Protected Information without SurfNet's prior written consent (other than disclosures to your agents,
            representatives or employees who will be bound by the terms of this
            Agreement and advised that SurfNet's Protected Information must be treated as confidential).

        (d) You will not use SurfNet's Protected Information (nor permit the use thereof) in a manner or for a purpose detrimental to SurfNet's business.

Your obligation of confidentiality with respect to Protected Information which constitutes trade secrets under the Uniform Trade Secrets Act (or other similar applicable law) shall run for as long as such information remains a trade secret. Your obligation of confidentiality with respect to Protected Information

Stephen G. Happas
March 17, 2004

______________

that is not covered under the Uniform Trade Secrets Act (or other similar applicable law), shall run for three (3) years from the date we terminate our relationship.

Wrongful disclosure or use of Protected Information in contravention of the provisions of this Agreement will give rise to irreparable injuries not adequately compensable in damages. In the event that preliminary injunctive relief to maintain the status quo is required, such relief may be sought by
SurfNet from any court of competent jurisdiction, and you agree to be bound by any and all orders rendered by such court.

Section 8. Compulsory Arbitration.

Except as provided in Section 7, any controversy, claim and/or dispute arising out of or relating to this Agreement or the breach hereof or subject matter hereof (including any action in tort) will be finally and fully settled by arbitration in Maricopa County, Arizona in accordance with the then-existing
Commercial Arbitration Rules of the American Arbitration Association (the
"AAA"), and judgment upon the award rendered by the arbitrators may be entered in any court having applicable jurisdiction. Written notice of demand for arbitration will be given to the other parties and to the AAA within six (6)
months after the controversy, claim or dispute has arisen or be barred, and in no event after the date when the institution of court proceedings based on such dispute would be barred by the applicable statute of limitations. Controversies, claims and/or disputes will be resolved by one arbitrator selected by the mutual agreement of the parties or, failing that agreement within forty-five (45) days after written notice demanding arbitration, by the AAA. There will be limited discovery prior to the arbitration hearing as follows: (i) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, and (ii) depositions of all Party witnesses.
Depositions will be conducted in accordance with the rules or code of Civil
Procedure of the jurisdiction in which the arbitration is conducted, and a court reporter will record all hearings, with such record constituting the official transcript of such proceedings. All decisions of the arbitrator will be in writing, and the arbitrator will provide reasons for the decision. Each party will bear its own respective attorney's fees and costs in accordance with any dispute or arbitration.

Section 9. Governing Law: Jurisdiction.

This Agreement will be deemed to have been executed in the State of Arizona and will be governed and construed as to both substantive and procedural matters in accordance with the laws of the State of Arizona, but excepting (i) any State of
Arizona rule which would result in judicial failure to enforce the arbitration provisions hereof or any portion thereof and (ii) any State of Arizona rule which would result in the application of the law of a jurisdiction other than the State of Arizona. Any dispute arising from this Agreement must be filed in the county in which the principal office of SurfNet is located.

Section 10. Miscellaneous.

Stephen G. Happas
March 17, 2004

______________

Nothing in this Agreement is intended to obligate or commit you or any of your affiliates to provide any services other than as set out above. This Agreement may be executed in two or more counterparts, all of which together will be considered a single instrument. This Agreement, together with the Stock Escrow
Agreement and the Warrant Agreement, constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto. The provisions hereof will inure to the benefit of and be binding upon the successors and assigns of SurfNet. You may not assign your obligations or rights pursuant to this Agreement without the prior written consent of SurfNet. No failure or delay by SurfNet in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

Section 11. Legal Counsel

You have been advised that the party who drafted this Agreement on behalf of
SurfNet is a licensed attorney, that he is representing SurfNet's interests only and that you have been urged to retain legal counsel to advise you.

If you are in agreement with the foregoing, please sign and return the attached copy of this Agreement, whereupon this Agreement will become upon approval by
SurfNet's Board of Directors.

Very truly yours,

SURFNET MEDIA GROUP, INC.

   /s/ Robert D. Arkin
By:_________________________
   Robert D. Arkin, Chairman

Accepted and agreed:

  /s/ Stephen G. Happas
_______________________
Steven G. Happas